Exhibit 10.04

FAIRCHILD SEMICONDUCTOR CORPORATION

RESTATED SEVERANCE BENEFIT PLAN

This document constitutes a plan and summary plan description of the Fairchild Semiconductor Corporation Restated Severance Benefit Plan (the “Plan”) effective as of February 12, 2001, and amends and supersedes any prior Fairchild Semiconductor Corporation Severance Benefit Plan document. The Plan is an “employee welfare benefit plan” within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Your ERISA rights are described at the end of this pamphlet. This pamphlet is provided to you as required by ERISA. You should keep it for future reference.

The Plan provides guidelines for the payment of severance benefits in the event of a reduction-in-force or other instances where Fairchild Semiconductor, in its discretion, has decided to provide severance benefits. Fairchild Semiconductor Corporation (the “Company”) shall determine in its sole discretion on a case-by-case basis whether or not a reduction-in-force has occurred and whether or not to pay severance benefits in the event of a reduction-in-force. In addition, the actual amount of the severance benefit is discretionary with the Company and may vary from the amounts shown herein as guidelines. The Company reserves the right to amend or terminate the Plan at any time.

1. SELECTION CRITERIA AND ELIGIBILITY

1.1	Eligible employees are those employees of the Company who are selected by the Company in its sole discretion to receive benefits under this Plan in the event of a reduction-in-force unless specifically excluded by the terms of this Plan as amended from time to time. Generally, only regular full-time and part-time employees will be considered for eligibility. All decisions as to whether a reduction-in-force has occurred and the employees affected by the reduction shall be made in the sole discretion of the Company. Even if you are on notice of an impending layoff pursuant to a covered reduction-in-force, you will not be eligible for benefits under this Plan if the Company determines in its sole and exclusive judgment that your employment terminated by resignation (even if you felt compelled to resign), by retirement, death, or by discharge for poor performance, misconduct, or any other reason except layoff pursuant to a covered reduction-in-force.

1.2	Unless the Company provides otherwise in writing, you will not be eligible for severance benefits under this Plan if the Company, in its sole discretion, determines that either of the following provisions applies:

1.2.1	You have been offered, but refused to accept, another suitable position with the Company or any of its subsidiaries or affiliates.

1.2.2	You have been offered employment by a Successor Employer to commence promptly following your termination by the Company, whether you accept the position or not. A “Successor Employer” is any entity that assumes operations or functions formerly carried out by the Company (such as the buyer of a facility or any entity to which a Company operations or function has been outsourced), any affiliate of the Company, or any entity making the job offer at the request of the Company (such as a joint venture of which the Company or an affiliate is a member).

1.3	The Company has the right to cancel or reschedule your layoff or the reduction-in-force before you terminate employment. You will not be eligible for severance benefits under this Plan if your layoff or the reduction-in-force is canceled.

1.4	If the Company is not treating you as a common-law employee, as conclusively evidenced by its issuance of an IRS Form 1099-MISC to you, you are not eligible for the Plan, even if a court or a governmental agency rules that you are a common-law employee of the Company.

1.5	You are not entitled to benefits under this Plan unless you satisfy all transition assistance requests of the Company to the Company’s satisfaction, such as aiding in the location of files or preparing proper records. Those individuals selected for separation who are given notice must continue to work during the notice period in order to receive severance benefits hereunder.

2. SEVERANCE BENEFITS

2.1	Employees who satisfy the requirements described in section 1 above will be eligible for severance pay in accordance with the approved severance pay schedule in effect at the time of separation. The following definitions apply for purposes of determining the severance benefits:

2.1.1	“Years of Service” means your full years of employment with the Company and its affiliates in your most recent period of employment. Pro-rated benefits will not be paid for any fractional Year of Service.

2.1.2	“Week of Pay” means your base weekly rate of pay plus applicable shift premium unless the Company decides otherwise, excluding lead pay, overtime, bonuses, commissions, premium pay, employee benefits, expense reimbursements, and similar amounts. If you are paid by the hour, your base weekly rate of pay is your regular hourly rate multiplied by your scheduled straight-time hours per week.

2.1.3	Your Years of Service and Weeks of Pay will be determined by the Plan Administrator, in its sole and exclusive judgment, as of the date benefits become payable.

2.2	Severance Benefit Schedule for Regular Full-Time Employees. The amount of severance pay for regular full-time employees generally will be determined by the severance pay schedules set forth below. These schedules are a guideline only, and in the discretion of the Company, may be modified, amended or eliminated. Any such change shall be made by the Chief Administrative Officer. The amount of severance pay may be reduced as described in section 2.4 below.

2.2.1	Basic Severance Benefit.

Years of Service	Weeks of Pay
Up to one year	0 weeks
1.0 – 4.99 years	1 week
5.0 – 9.99 years	2 weeks
10.0 – 14.99 years	3 weeks
15.0 years or more	4 weeks

2.2.2	Enhanced Severance Benefit. You will receive an Enhanced Severance Benefits in addition to the Basic Severance Benefit IF you irrevocably execute the Release form prescribed by the Plan Administrator and file it with the person, and within the time period, the Plan Administrator prescribes. The Enhanced Severance Benefit will be determined in accordance with the following schedule:

Years of Service	Weeks of Pay
Up to one year	3 weeks
1.0 – 1.99 years	4 weeks
2.0 – 2.99 years	5 weeks
3.0 – 3.99 years	6 weeks
4.0 – 4.99 years	7 weeks
5.0 – 5.99 years	8 weeks
6.0 – 6.99 years	9 weeks
7.0 – 7.99 years	10 weeks
8.0 – 8.99 years	11 weeks
9.0 – 9.99 years	12 weeks
10.0 – 10.99 years	13.5 weeks
11.0 – 11.99 years	15 weeks
12.0 – 12.99 years	16.5 weeks

13.0 – 13.99 years	18 weeks
14.0 – 14.99 years	19.5 weeks
15.0 – 15.99 years	21 weeks
16.0 – 16.99 years	22.5 weeks
17.0 – 17.99 years	24 weeks
18.0 – 18.99 years	25.5 weeks
19.0 – 19.99 years	27 weeks
20.0 – 20.99 years	28.5 weeks
21.0 – 21.99 years	30 weeks
22.0 – 22.99 years	31.5 weeks
23.0 – 23.99 years	33 weeks
24.0 – 24.99 years	34.5 weeks
25.0 – 25.99 years	36 weeks
26.0 – 26.99 years	37.5 weeks
27.0 – 27.99 years	39 weeks
28.0 – 28.99 years	40.5 weeks
29.0 – 29.99 years	42 weeks
30.0 – 30.99 years	43.5 weeks
31.0 – 31.99 years	45 weeks
32.0 – 32.99 years	46.5 weeks
33.0 years or more	48 weeks

2.3	Severance Benefit for Regular Part-Time Employees. Regular part-time employees will be paid a prorated portion of the severance benefit applicable to regular full-time employees based on their standard workweek hours.

2.4	Reduction of Amount of Severance Benefits.

To the fullest extent permitted by applicable law, the company shall have the right to set off, against any amounts paid under this policy (whether by final paycheck, severance payment or otherwise) any amounts then due and payable to the company by such employee, including without limitation amounts owed for reimbursement of hiring bonuses, repayment of tuition reimbursements or negative vacation accruals.

2.4.1	Travel advances and garnishments will be taken from final pay if the employee has signed a written authorization.

2.4.2

Benefits under this Plan are not intended to duplicate such benefits as workers’ compensation, wage replacement benefits, disability benefits, severance pay, or similar benefits under other benefit plans, severance programs, employment contracts, or applicable laws, such as the WARN Act. Should such other benefits be payable, the benefits under this Plan will be reduced accordingly or, alternatively, benefits previously paid under this Plan will be treated as having been paid to satisfy such other benefit obligations. In either case, the Plan Administrator will determine how to apply this provision, and may override other provisions in this Plan in doing so.

2.5	Payment. Your severance pay will be paid in a cash lump sum. All payments shall be net of amounts withheld by the Company to fulfill any federal, state or local withholding requirement. In the event you should die before receiving all your severance payments, any remaining severance benefits will be payable to your estate.

2.6	Extension of Group Medical and Dental Coverages.

2.6.1	Group Medical Coverage. The Company will pay the cost to continue the individual or family medical coverage in effect under a Company-maintained plan for the employee as of his or her termination of employment date for a period of time based on the employee’s years of service, based on the following schedule:

Years of Service	Length of Continued Coverage
Up to 7 years	3 months
7.0 – 13.99 years	6 months
14 – 19.99 years	9 months
20 years or more	12 months

The period of continued coverage shall run consecutively from the date medical coverage otherwise would cease due to the employee’s termination. Continued medical coverage under this section shall run concurrently with any COBRA period of continued medical coverage elected by the employee and any covered dependents. To the extent allowed by the group medical plan, an employee may drop one or more dependents from medical coverage or enroll in a less expensive coverage option during the above period of Company-paid continued medical coverage, but the Company will not be obligated to pay any additional cost of the employee adding covered dependents or enrolling in a more expensive coverage adoption during that period; the employee must bear any such additional cost.

2.6.2

Group Dental Coverage. The Company will pay the cost to continue the individual or family dental coverage in effect under a Company-maintained plan for the employee as of his or her termination of employment date for a period of one month. This month of continued coverage shall run from the date dental coverage otherwise would cease due to the employee’s termination. Continued dental coverage under this section shall run concurrently with any COBRA period of continued dental coverage elected by the employee and any covered dependents. To the extent allowed by the group dental plan, an employee may drop one or more dependents from dental coverage or enroll in a less expensive coverage option during the period of Company-paid continued dental coverage, but the employee must bear any additional cost for adding dependents or enrolling in a more expensive coverage option during that period.

2.6.3	Group Vision Coverage. The Company will pay the cost to continue the individual or family vision coverage in effect under a Company-maintained plan for the employee as of his or her termination of employment date for a period of one month. This month of continued coverage shall run from the date vision coverage otherwise would cease due to the employee’s termination. Continued vision coverage under this section shall run concurrently with any COBRA period of continued vision coverage elected by the employee and any covered dependents. To the extent allowed by the group vision plan, an employee may drop one or more dependents from vision coverage or enroll in a less expensive coverage option during the period of Company-paid continued vision coverage, but the employee must bear any additional cost for adding dependents or enrolling in a more expensive coverage option during that period.

2.7	Reemployment or New Employment.

2.7.1	If you are reemployed by the Company, an affiliate, or a Successor Employer while benefits are still payable under the Plan, all such benefits will cease, except as otherwise specified by the Plan Administrator, in its sole and exclusive judgment.

2.7.2	In addition, your benefits will not be paid for pay periods at the beginning of which you are an employee, officer, director, or consultant with respect to another company, or are self-employed, except to the extent otherwise authorized in writing by the Plan Administrator for good cause, as it determines in its sole and exclusive judgment. You must furnish a written declaration of your employment status before each payment due under this Plan is paid, using the form prescribed by the Plan Administrator. You must promptly repay benefits you receive while you are ineligible due to reemployment. If you fail to do so, the amount you owe may be withheld from future Plan benefits. By accepting benefits under the Plan, you agree to furnish copies of your federal income tax returns with all attachments to the Plan Administrator upon request, for purposes of confirming employment status.

2.7.3	The Fairchild Bridging of Service Policy will apply to any separated employee who is rehired with regard to date of hire for purposes of seniority and length of service. Length of services, related to specific benefit plans will be governed by the rules of the plans. If the specific benefit plan does not address length of service, the terms of this Plan shall apply. If rehired within one year of separation, vacation accrual will begin at zero, with the accrual rate determined according to the Company’s policy taking into consideration your prior years of service.

2.7.4	If an individual has separated his/her employment with Fairchild Semiconductor under the provisions if Policy 902-B (Voluntary Layoff) and subsequently is re-employed, he/she will not receive credit for prior Fairchild Semiconductor service upon his/her re-hire. Therefore, all current and future employee benefits, based upon service time, will be calculated from the date of re-hire.

2.8	Discontinuance of Severance Benefits. The Company shall revoke and/or cease severance payments under this Plan if it determines, in its sole discretion, that an employee has breached any obligation owed to the Company or engaged in any activity injurious to the Company.

2.9	Voluntary Severance Program. A voluntary severance program is optional and up to the discretion of the business group, subject to the approval of the Company. If a voluntary program is chosen, all aspects of the involuntary severance policy apply, except the provisions above in section 2.7. In addition, there may be additional severance pay paid at time of separation in such amount or amounts as the company determines in its sole and exclusive judgment. Rehire of employees who separate under a voluntary severance program is not contemplated. However, if you have accepted a voluntary severance and are later rehired, you must repay a prorated portion of your severance benefit. Proration will be based upon the length of time separated from the Company. Furthermore, if you are subsequently re-employed you will not receive credit for prior Fairchild Semiconductor service upon your re-hire. Therefore, all current and future employee benefits, based upon service time, will be calculated from the date of your re-hire.

3. ADMINISTRATION

3.1

The Plan Administrator is responsible for the general administration and management of the Plan and shall have all powers and duties necessary to fulfill its responsibilities, including, but not limited to, the discretion to interpret and apply the Plan and to determine all questions relating to eligibility for benefits. The Plan Administrator and all Plan fiduciaries shall have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion they deem to be appropriate in their sole and exclusive judgment, and to make any findings of fact needed in the administration of the Plan. The validity of any such interpretation, construction, decision, or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld unless clearly arbitrary or capricious. The Company may delegate to the Chief Administrative Officer or any other individual responsibility for the administration of the Plan, and for making any interpretation of or implementing any change in Plan provisions which the Company is authorized to make hereunder. Benefits are provided through direct payments by the Company from its general assets.

3.2	All actions taken and all determinations made in good faith by the Plan Administrator or by Plan fiduciaries will be final and binding on all persons claiming any interest in or under the Plan. To the extent the Plan Administrator or any Plan fiduciary has been granted discretionary authority under the plan, the Plan, the Plan Administrator’s or Plan fiduciary’s prior exercise of such authority shall not obligate it to exercise its authority in a like fashion thereafter.

3.3	If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Plan Administrator in its sole and exclusive judgment, the provision shall be considered ambiguous and shall be interpreted by the Plan Administrator and all Plan fiduciaries in a fashion consistent with its intent, as determined in the sole and exclusive judgment of the Plan Administrator. The Plan Administrator shall amend the Plan retroactively to cure any such ambiguity.

3.4	This section may not be invoked by any person to require the Plan to be interpreted in a manner inconsistent with its interpretation by the Plan Administrator or other Plan fiduciaries.

4. AMENDMENT AND TERMINATION

4.1	The company, acting through its chief executive officer, has the right, in its nonfiduciary settlor capacity, to amend the Plan or to terminate it at any time, prospectively or retroactively, for any reason, without notice and even if currently payable benefits are reduced or eliminated. The Plan Administrator also has the right to amend the Plan, as elsewhere provided in the Plan. No person has any vested right to benefits under this Plan.

5. GENERAL RULES

5.1	No Employment Rights. The adoption of the Plan is not a contract between the Company and any employee, nor does it give any employee any right to continue employment with the Company, or interfere with the right of the Company to discharge any employee. Nothing contained in this Plan shall give any employee or beneficiary any right, title or interest in any property of the Company.

5.2	No Assignment. Your rights under this Plan cannot be assigned, alienated, encumbered, or otherwise transferred.

5.3	Unfunded Plan. The Company will make all payments under the Plan, and pay all expenses of the Plan, from its general assets. Nothing contained in this Plan shall give any eligible employee any right, title or interest in any property of the Company or any of its affiliates.

5.4	Governing Law. The provisions of the Plan shall be construed, administered and enforced according to applicable Federal law and the laws of the State of Maine.

6. CLAIMS PROCEDURE

6.1	Normally, you do not need to present a formal claim to receive benefits payable under the Plan.

6.2	If you believe that benefits are being denied improperly, that the Plan is not being operated property, that fiduciaries of the Plan have breached their duties, or that the your legal rights are being violated with respect to the Plan, you must file a formal claim with the Plan Administrator. This requirement applies to all claims that you have with respect to the Plan, including claims against fiduciaries and former fiduciaries, except to the extent the Plan Administrator determines, in its sole and exclusive judgment, that it does not have the power to grant all relief reasonably being sought.

6.3	A formal claim must be filed within 90 days after the date you first knew or should have known of the facts upon which the claim is based, unless the Plan Administrator in writing consents otherwise. The Plan Administrator shall provide you, upon request, with a copy of the claims procedures.

6.4

The Plan Administrator has adopted procedures for considering claims, which it may amend from time to time, as it sees fit. These procedures shall comply with all applicable legal requirements. These procedures may provide that final and binding arbitration, subject to the rules and procedures of the American Arbitration Association, shall be the ultimate means of contesting a denied claim (even if the Plan

Administrator or its delegates have failed to follow these prescribed procedures with respect to claims). The right to receive benefits under this Plan is contingent on a Claimant using the prescribed claims and arbitration procedures to resolve any claim. Therefore, if you (or your successors) seek to resolve any claim by any means other than the prescribed claims and arbitration provisions, you must repay all benefits received under the Plan and shall not be entitled to any further Plan benefits.

6.4.1	Initial Claims. All claims shall be presented to the Plan Administrator in writing. Within 90 days after receiving the claim, claims official appointed by the Plan Administrator shall consider the claim and issue his or her determination thereon in writing. The claims official may extend the determination period for up to an additional 90 days by giving the Claimant written notice. The initial claim determination period can be extended further with the consent of the Claimant. Any claims that the Claimant does not pursue in good faith through the initial claims stage shall be treated as having been irrevocably waived. If the Claimant can establish that the claims official has failed to respond to the claim in a timely manner, the Claimant may treat the claim as having been denied by the claims official.

6.4.2	Claims Decisions. If the claim is granted, the benefits or relief the Claimant seeks shall be provided. If the claim is wholly or partially denied, the claims official shall, within 90 days (or a longer period, as described above), provide the Claimant with written notice of the denial, setting forth, in a manner calculated to be understood by the Claimant: (1) the specific reason or reasons for the denial; (2) specific references to the provisions on which the denial is based; (3) a description of any additional material or information necessary for the Claimant to perfect the claim, together with an explanation of why the material or information is necessary; and (4) an explanation of the procedures for appealing denied claims.

6.4.3

Appeal of Denied Claims. Each Claimant shall have the opportunity to appeal the claims official’s denial of a claim in writing to an appeals official appointed by the Plan Administrator (which may be a person, committee, or other entity). A claimant must appeal a denied claim within 60 days after receipt of written notice of denial of the claim or within 60 days after it was due if the Claimant did not receive it by its due date. The Claimant (or his or her duly authorized representative) may review pertinent documents in connection with the appeals proceeding, and may present issues and comments in writing. The Claimant may only present evidence and theories during the appeal that the Claimant presented during the initial claims stage, except for information the claims official may have requested the Claimant to provide to perfect the claim. Any claims that the Claimant does not pursue in good faith through the appeals stage shall be treated as having been irrevocably waived.

6.4.4	Appeals Decisions. The decision by the appeal official shall be made not later than 60 days after the written appeal is received by the Plan Administrator, unless special circumstances require an extension of time, in which case a decision shall be rendered as soon as possible, but not later than 120 days after the appeal was filed, unless the Claimant agrees to a further extension of time. The appeals decisions shall be in writing, shall be set forth in a manner calculated to be understood by the Claimant, and shall include specific reasons for the decision, as well as specific references to the provisions on which the decision is based, if applicable. If a Claimant does not receive the appeals decision by the date it is due, the Claimant may deem his or her appeal to have been denied.

6.4.5	Procedures. The Plan Administrator shall adopt procedures by which initial claims shall be considered and appeals shall be resolved; different procedures may be established for different claims. All procedures shall be designed to afford a Claimant full and fair consideration of his or her claim.

7. STATEMENT OF ERISA RIGHTS

A participant in this Plan is entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). ERISA provides that all plan participants shall be entitled to:

•

Examine, without charge, at the plan administrator’s office, all plan documents, and copies of all documents filed by the plan with the U.S. Department of Labor, such as detailed annual reports and plan descriptions.

•	Obtain copies of plan documents and other plan information upon written request to the plan administrator. The plan administrator may make a reasonable charge for the copies.

•

Receive a summary of the plan’s annual financial report if the plan covers 100 or more people. The plan administrator is required by law to furnish each participant with a copy of this summary annual report.

In addition to creating rights for plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the plan, called “fiduciaries” of the plan, have a duty to do so prudently and in the interest of plan participants and beneficiaries. No one, including the employer or any other person, may fire an employee or otherwise discriminate against an employee in any way to prevent the employee from obtaining a welfare benefit or exercising rights under ERISA. If a claim for a welfare benefit is denied in whole or in part the employee must receive a written explanation of the reason for the denial. The employee has the right to have the plan review and reconsider the claim. Under ERISA, there are steps an employee can take to enforce the above rights. For instance, if an employee requests materials from the plan and does not receive them within 30 days, the employee may file suit in a federal court. In such a case, the court may require the plan administrator to provide the materials and pay the employee up to $110 a day until the employee receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If the employee has a claim for benefits which is denied or ignored, in whole or in part, the employee may file suit in a state or federal court. If an employee is discriminated against for asserting statutory rights, the employee may seek assistance from the U.S. Department of Labor, or may file suit in a federal court. The court will decide who should pay court costs and legal fees. If an employee is successful the court may order the person sued to pay these costs and fees. If the employee loses, the court may order the employee to pay these costs and fees, for example, if it finds the claim is frivolous. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210. If there are any questions about this statement or about rights under ERISA, contact the nearest Area Office of the U.S. Labor-Management Services Administration, Department of Labor.

8. OTHER INFORMATION

Plan Sponsor:	Fairchild Semiconductor 82 Running Hill Rd South Portland, Maine 04106 (207) 775-8100 EIN: 77-0449095

Plan Name:	The Fairchild Semiconductor Corporation Severance Benefit Plan

Type of Plan:	Welfare benefit plan - severance pay

Plan Year:	The 12-month period corresponding with the Company’s fiscal year

Plan Number:	510

Plan Administrator:	Fairchild Semiconductor Corporation 82 Running Hill Rd South Portland, Maine 04106

Agent for Service of Legal Process:	Fairchild Semiconductor Corporation Attn: Sr. Vice President of Human Resources and Administration 82 Running Hill Rd. South Portland, Maine 04106